Exhibit 8.3

October 22, 2020

Jay Pharma Inc. 4851 Tamiami Trail N. Suite 200 Naples, FL 34103 U.S.A. Attention: Henoch Cohn President

Dear Sirs:

Re:	Ameri Holdings, Inc. - Amendment No. 3 to Form S-4 Registration Statement
Canadian Federal Income Tax Considerations

We have acted as Canadian tax counsel to Jay Pharma Inc. (“Jay Pharma”), a Canadian corporation, in connection with certain Canadian federal income tax aspects relating to a Tender Agreement (the “Tender Agreement”) between Ameri Holdings, Inc. (“Ameri”) dated as of August 12, 2020 (as may be amended from time to time). Pursuant to the Tender Agreement, Ameri will make a tender offer (the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of the Resulting Issuer (as hereinafter defined) common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri. The Resulting Issuer refers to Ameri, after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement. At your request, we are rendering this opinion concerning certain Canadian federal income tax consequences to certain holders of common shares, options and warrants of Jay Pharma.

This opinion is being delivered in connection with Amendment No. 3 dated [ ], 2020 to a registration statement on Form S-4 (“Registration Statement”) filed by Ameri with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, and certain Canadian federal income tax aspects of the Offer as defined therein, and will appear as an exhibit to the Registration Statement.

In rendering our opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering our opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) the statements concerning the Offer provided in the Registration Statement (including, without limitation, their respective exhibits) are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Offer. In addition, in rendering our opinion, we have relied upon, without independent verification, facts and representations that have been provided or made to us by you and your agents which we assume are, and will continue to be, true, correct and complete.

The opinion set forth below is based on the Income Tax Act (Canada), as amended, the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. Each of these authorities is subject to change, and such changes could apply retroactively. Any changes in law or the facts regarding the Offer, or any inaccuracy in the facts or representations on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. We express our opinion below only as to those matters specifically provided below and no opinion should be inferred as to tax consequences under any provincial or foreign law, or with respect to other areas of Canadian federal taxation.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement (including those under the headings “Treatment of Jay Pharma Stock Options”, “Treatment of Jay Pharma Warrants” and “Certain Material Canadian Federal Income Tax Consequences of the Offer” therein), the discussion set forth under the aforedescribed headings in the Registration Statement, insofar as it expresses conclusions as to the application of Canadian federal income tax law, constitutes our opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. We do not authorize the use of this opinion letter by any other person for any other purposes without, in each instance, our prior written consent.

Yours truly,

/s/ FOGLER, RUBINOFF LLP
FOGLER, RUBINOFF LLP